UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2012

TRANS1 INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33744	33-0909022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Government Center Drive Wilmington, North Carolina 28403 (Address of principal executive offices) (Zip Code)

(910) 332-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chairman of the Board

On May 3, 2012, the Board of Directors (the “Board”) of TranS1 Inc., a Delaware corporation (the “Company”), appointed Paul LaViolette, formerly the Company’s Lead Director, as Chairman of the Board effective immediately. Mr. LaViolette replaces Richard Randall who resigned as Chairman of the Board. Mr. Randall will remain a director of the Company.

As Chairman of the Board, Mr. LaViolette will, in addition to providing leadership to the Board and acting in an advisory capacity to the Company’s management, principally be charged with creating agendas for each Board meeting with input from management and other Board members, directing the preparation of materials to be distributed in advance of each Board meeting, presiding over executive sessions of the Board, and taking the lead in structuring and managing Board meetings.

The Board has determined that Mr. LaViolette is an “independent director” under the NASDAQ Listing Rules. In connection with Mr. LaViolette’s appointment as Chairman, the Board felt that it was no longer necessary to also have a Lead Director on the Board. Thus, in light of his appointment as Chairman, Mr. LaViolette will no longer serve as Lead Director of the Board and no other director will be appointed to the Lead Director role.

Mr. LaViolette has served as a member of the Board since August 2008 and as Lead Director since January 2011. Mr. LaViolette also currently serves on the Board’s Compensation and Nominating and Corporate Governance Committees. Mr. LaViolette has over thirty-two years of global medical technology marketing and general management experience. He became a partner at SV Life Sciences in January 2011. Prior to that, he served, for the last fifteen years, as Chief Operating Officer, Group President, President-Cardiology and President-International at Boston Scientific Corporation (“BSC”), a medical device leader with over $8 billion revenues. During his time at BSC, the company grew its revenue by over twenty times and Mr. LaViolette integrated two dozen acquisitions and led extensive product development, operations and worldwide commercial organizations.

Appointment of Member to Audit Committee

On May 3, 2012, the Board also appointed Jeffrey Fischgrund, M.D. to serve as a member of the Board’s Audit Committee. Dr. Fischgrund joined the Board on April 4, 2012. He is a board certified orthopedic spine surgeon with over 20 years of experience and a Professor of Orthopedic Surgery at The Oakland University School of Medicine, at William Beaumont Hospital in Royal Oak, Michigan.

Adoption of 2012 Cash Incentive Plan

On May 3, 2012, following approval by the Compensation Committee, the Board approved a short-term cash incentive plan applicable to certain of its executive officers that will be utilized to calculate the cash bonuses payable to the executive officers with respect to fiscal year 2012 (the “Cash Bonus Plan”). The terms of the Cash Bonus Plan are similar in many respects to the terms of the cash incentive plan utilized in 2011, as disclosed in the Company’s proxy statement for its 2012 Annual Meeting of Stockholders.

The Compensation Committee approved the adoption of the Cash Bonus Plan because it believes that aligning the payment of cash bonuses to the Company’s executive officers with the achievement of specified Company and individual performance objectives creates value for the Company and helps to align the compensation of the executive officers with the interests of the Company’s stockholders. The target cash bonus amount for each executive officer is set as a percentage of the officer’s base salary as determined by the Compensation Committee.

Cash bonuses will be earned based upon the achievement of two Company performance targets, which are the same for each of the executive officers, and individual performance targets, which are different for each executive officer.

The first Company performance target relates to Company revenue in fiscal year 2012. The portion of the cash bonus payable to an executive officer with respect to the Company revenue target component of the Cash Bonus Plan will be calculated by reference to the Company’s actual revenue in fiscal year 2012 in relation to the revenue target.

The second Company performance target relates to the Company’s cash and investment balance. The portion of the cash bonus payable to any executive officer with respect to the Company cash and investment management target component of the Cash Bonus Plan is calculated by reference to the Company’s actual cash and investments balance as of the end of fiscal year 2012 in relation to the targeted balance.

In the event that the Company does not achieve a pre-established minimum revenue target for fiscal year 2012 and have a cash and investments balance of at least a pre-established minimum amount as of the end of fiscal year 2012, then no cash bonus will be paid with respect to either the Company revenue target component or the Company cash management target component.

As discussed above, a portion of the cash bonus payable to each executive officer is based on the achievement of individual performance objectives. The portion of the cash bonus payable to any executive officer with respect to the individual performance target component of the Cash Bonus Plan is calculated by reference to the particular executive officer’s achievement of his specified performance objectives.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS1 INC.
May 9, 2012
	By:	/s/ Joseph P. Slattery
Joseph P. Slattery
Executive Vice President and Chief Financial Officer